EXHIBIT B

KEMPER CLEARING CORP. CUSTOMER ACCOUNT AGREEMENT and DISCLOSURE DOCUMENT
                      DESIGNATION OF RESPONSIBILITIES
                        (NYSE RULE 382 DISCLOSURE)

     Kemper Clearing Corp. (KCC) and your Broker have allocated between us several functions and responsibilities with respect to your account.
Specifically:

  1. Your Broker shall be solely responsible for opening, approving and monitoring your account. This means that among other things, your Broker (and not KCC) is solely responsible for:

     a. Receiving and reviewing any financial or personal information about you and your investment objectives;
     b. Determining if a specific investment strategy is suitable or appropriate for you;
     c. Supervising the volume of activity, or any other matter regarding the quantity, quality or specifics of any securities or options transaction in your account;
     d. Making recommendations regarding a specific security or investment strategy;
     e. Providing you with research or market interpretations regarding the advisability of purchasing or selling a specific security (although your Broker may receive materials from KCC that discuss in general the condition of a specific company or industry group and that may be used by your Broker in making specific recommendations to you);
     f. If you have an options account or engage in transactions in listed securities options:

          i. delivering a current Options Clearing Corporation (OCC) brochure
- - "Characteristics and Risks of Standardized Options" - to you prior to your first options trade and delivering to you periodic updated versions of this brochure as they are published by the OCC;
          ii. determining which options strategies are suitable for you;
          iii. notifying you when you have been assigned delivery responsibility on a short options position;
          iv. accepting exercise notices from you for long options positions in your account.

  2. KCC will be responsible for extending credit to you for transactions involving margin or otherwise effected through your KCC account. Your Broker, however, is responsible for communicating all information to you regarding margin and credit, including communicating and processing margin calls. KCC may, nevertheless, contact you as well with respect to margin deficiencies in your account(s).

  3. KCC shall maintain books and records relating to the settlement and clearing of cash and securities transactions in your KCC account. To the extent KCC provides execution services for your Broker (see paragraph 6. below) it will maintain records relating to execution. All other books and records including information regarding your personal financial information and investment objectives, records relating to orders to purchase or sell securities and communications between you and your Broker, including correspondence and documents relating to advertising and promotion will be maintained solely by your Broker.

  4. KCC shall be responsible for holding and safekeeping your money, funds and securities. You may deliver money and securities to KCC or your Broker for deposit to your KCC account provided, however, that KCC shall only be responsible for holding and safekeeping your money, funds and securities from the time they are actually received by KCC from you or your Broker.

  5. KCC is responsible for providing you with written confirmation of each transaction entered for your account. KCC is also responsible for providing you with at least a quarterly summary of the status of your KCC account that will list your securities and cash positions, margin debt and open options positions, if applicable.

  6. Your Broker is solely responsible for accepting orders from you to buy, sell, margin, tender, or exchange securities for settlement in your KCC account. Your Broker is also responsible for execution of those orders on the applicable exchange or market. Your Broker may request that KCC assist with the execution of orders settled in your KCC account. IN THOSE CASES WHERE KCC ASSISTS YOUR BROKER WITH EXECUTION, KCC IS ACTING ON BEHALF OF YOUR BROKER ONLY AND NOT DIRECTLY FOR YOU. KCC may rely on any order or instruction it receives from your Broker without further inquiry, and orders for your account may only be entered by and through your Broker.

  7. In addition, as part of its clearing and settlement services, KCC will (a) collect from or pay to third parties money due to or from you for securities transactions in your KCC account; (b) receive from third parties or deliver to third parties securities purchased or sold, as the case may be; (c) collect and pay to you dividends or interest due on securities held in your KCC account in KCC's name ("street registration") and charge your KCC account for interest or dividends improperly credited to your account; (d) on your instruction, process exchange, rights and tender offers with respect to securities in your KCC account and (e) in the case of an account which trades in listed securities options, allocate assignment or exercise notices or execute notices to exercise, as the case may be.

  We appreciate the opportunity to be of service. Your Broker should be able to answer any questions you may have respecting your accounts. If, however, you have questions concerning those areas for which KCC is responsible, which your Broker cannot answer, please feel free to contact KCC at the following address:

               Kemper Clearing Corp.
               Attention: Correspondent Services
               PO Box 2034
               Milwaukee, Wisconsin 53201-9450

                              CUSTOMER AGREEMENT

  THIS AGREEMENT sets forth the terms and conditions under which Kemper

Clearing Corp. (KCC), its subsidiaries affiliates, agents and its and their successors and assigns will maintain your account for purchases and sales of securities and other property. Your signature on the attached signature page will constitute your acceptance of and agreement to these terms and conditions.

8. Clearance Accounts

  You acknowledge that KCC is carrying your account as clearing broker by arrangement with another Broker and through whose courtesy your account has been introduced. The accompanying letter (NYSE Rule 382 Disclosure, set forth in paragraphs 1 through 7 above), which is incorporated herein by reference, sets out the duties, responsibilities and obligations of KCC and your Broker with regard to your account. By signing this Agreement, you acknowledge that you have read this letter and understand the limited duties, responsibilities and obligations which KCC owes to you. Moreover, KCC neither overseas nor supervises the activities of your Broker. KCC may, under certain circumstances, provide execution services for your broker, which services may include execution of orders for your account. Unless KCC receives a written notice from you to the contrary, KCC shall accept from such Broker, without any inquiry or investigation by it (i) orders for the purchase or sale in your account of securities and other property on margin or otherwise, to the extent KCC provides execution services to your Broker, and (ii) any other instructions concerning your account. You acknowledge and agree that KCC shall not be responsible to you for any loss resulting from the conduct (including but not limited to errors, omissions and negligence) on the part of any third party, including your Broker who introduced your account to KCC. You specifically agree that KCC shall have no obligation or duty to supervise the activities of any such third party, including your Broker, and you agree to indemnify and hold KCC harmless from and against all losses, liabilities and damages, including attorney's fees, incurred by KCC as a result of any actions taken or not taken by your Broker and such third parties.

9. Applicable Law and Regulations

  All transactions in your account shall be subject to all applicable laws and the rules and regulations in effect now and as amended from time to time of all federal, state and self-regulatory agencies, including but not limited to the Board of Governors of the Federal Reserve System and the constitution, rules and customs of the exchange of market (and its clearing house) where executed.

10. Security Interest and Lien

  You hereby acknowledge that it is your intention and obligation and you hereby agree upon KCC's demand to deliver certificates, commodities or other property to cover all of your sales in your account and, in the case of purchases, to pay for securities, commodities or other property in accordance with this agreement and all applicable laws. You agree that KCC shall have a continuing security interest in all your property, including but not limited to securities, commodity futures contracts, options, commercial paper, monies, and any after-acquired property held by it for any purpose including safekeeping or carried in your account, as security for the payment of all of your obligations and liabilities to KCC. In the event of a breach or default under this Agreement, KCC shall have all rights and remedies available to a secured creditor under the Uniform Commercial Code of Wisconsin as then in effect in addition to the rights and remedies provided herein or otherwise by law.

11. Deposits on Cash Transactions

  If at any time KCC considers it necessary for its protection it may in its discretion or in accordance with applicable laws require you to deposit cash or collateral in your account to assure due performance by you of your open contractual commitments or in accordance with applicable laws or your other obligations to KCC, however created.

12. Breach, Bankruptcy or Default

  Any breach of this Agreement or the filing of a petition in bankruptcy or for the appointment of a receiver by or against you or the levy of an attachment against your account(s) with KCC, or your death, mental incompetency or dissolution, shall constitute, at KCC's election, a default by you under all other agreements KCC may then have with you (whether heretofore or hereafter entered into) for the purchase from you or sale to you of any property or any other type of transaction. KCC reserves the right to sell any and all property in your account(s) with it (either individually or jointly with others), to buy any or all property that may be short in such accounts and/or to cancel all outstanding transactions and/or orders and to offset any indebtedness in your account against any other account you may have (either individually or jointly with others), and you shall be liable to KCC for any loss and/or costs substained, together with interest thereon at the maximum interest permitted under the laws of the State of Wisconsin, computed daily on the basis of a 360-day year. Any such purchases and/or sales may be public or private and may be made without notice or advertisement and in such manner as KCC may in its discretion determine. At any such sale or purchase, KCC may purchase or sell the property free of any right of redemption.

13. Binding Effect

  You hereby agree that this Agreement and all the terms thereof shall be binding upon your heirs, executors, administrators, personal representatives, successors and assigns, as the case may be.

14. Finality of Reports

  Reports of the execution of an order and trade confirmations, to the extent provided by KCC, and Statements of your account shall be conclusive if not objected to in writing within five days and ten days, respectively, after transmittal to you by mail or otherwise. Written objections under this paragraph 14 shall be sent directly to:

    Kemper Clearing Corp.
    PO Box 2034

    Milwaukee, Winconsin 53201-9450

15. Costs of Collection

  In the event that KCC has to employ counsel or a collection agency to collect any debit balance you owe, you hereby authorize KCC to charge you for the reasonable costs of collection, including but not limited to attorney's fees, court costs and expenses whatsoever in nature incurred by it in effecting said collection.


16. Impartial Lottery Allocation

  You agree, that in the event KCC holds on your behalf bonds or preferred stock in street or bearer form that are callable in part, you will participate in the impartial lottery allocation system of the called securities in accordance with the rules of the New York Stock Exchange, Inc. Further, you understand when the call is favorable, no allocation will be made to any account in which KCC, its officers, directors or employees have financial interest until all other customers are satisfied on an impartial lottery basis.

17. Waiver; Assignment and Notices

  No term or provision of this Agreement may be waived or modified unless in writing and signed by the party against whom such waiver or modification is sought to be enforced. For any such waiver or modification to be binding on KCC, it must be signed by an officer of KCC, who is authorized to act on its behalf. KCC's failure to insist at any time upon strict compliance with this Agreement or with any of the terms hereunder or any continued course of such conduct on its part shall in no event constitute or be considered a waiver by KCC of any of its rights or privileges. This Agreement contains the entire understanding between you and KCC concerning the subject matter of this Agreement. You may not assign your rights and obligations hereunder without first obtaining the prior written consent of KCC. Notice or other communications delivered or mailed to the address given below shall, until KCC has received notice in writing of a different address, be deemed to have been personally delivered to you.

18. Wisconsin Law to Govern

  This Agreement shall be deemed to have been made in the State of Wisconsin and shall be construed, and the rights and liabilities of the parties determined, in accordance with the laws of the State of Wisconsin (except for Wisconsin's choice of law rules, which are superseded by this paragraph).

19. Limitation of Action

  No suit, arbitration, proceeding, claim or action arising out of or relating to this Agreement may be maintained by either you or KCC unless it shall be commenced within one (1) year after the first occurrence of the event upon which the claim or cause of action is based.


20. Venue and Jurisdiction

  All actions or proceedings arising directly, indirectly or otherwise in connection with, out of, in relation to, or from this Agreement or any transaction covered hereby, if pursued through the federal or state court system, shall be commenced and maintained only in courts located in the City of Milwaukee, State of Wisconsin. You specifically consent and submit to the jurisdiction of any such court and appoint any entity as KCC may appoint from time to time to be your lawful attorney-in-fact and duly authorized agent for service of lawful process. You agree that service of such process upon your agent as designated herein shall constitute personal service upon you; provided, however, that your agent shall, within five (5) days after receipt of such summons, forward to you the summons together with all papaers affixed thereto by certified or registered mail, at the address set forth below. In the event you commence, initiate or demand any non-judicial proceeding, including but not limited to arbitration, with respect to any matter arising directly, indirectly or otherwise in connection with, out of, in relation to, or from this Agreement, then the situs of any hearing held in connection with such proceeding or arbitration shall only be at such location within the City of Chicago, State of Illinois, as KCC shall designate, and no other place. You specifically waive the right to contest or change the venue of any proceeding, or the jurisdiction of any court or tribunal as designated in this paragraph 20.

21. Partial Unenforceability

  If any provisions herein are or should become inconsistent with any present or future law, rule or regulation of any sovereign government or a regulatory body having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with any such law, rule or regulation. In all other respects, this Agreement shall continue and remain in full force and effect.

                              MONEY MARKET FUNDS

  KCC may provide to your Broker the ability to offer to you a no-load money market mutual fund (the Fund). If such Fund is made available to you by your Broker, you hereby agree that the following terms and conditions will govern your participation in the Fund.

22. Upon your receipt of the prospectus for the Fund you choose, your securities account will be linked to the Fund. You must have in your securities account a free credit cash balance of at least $1,000 (in excess of any unsettled transactions). The initial investment of $1,000 or more, and subsequent free credit cash balances resulting from securities sales, additional cash deposits on normal settlement days and, if requested, interest or dividends, (that is, any cash that may be transfered out of your account without resulting in interest charges) will automatically be invested in shares of the Fund at their current net asset value at least once a week (automatic purchase order).

23. The purchase price for shares of the Fund will be the net asset value per share next determined after the Fund's receipt of the automatic purchase order. Shares of the Fund will automatically be redeemed at net asset value to satisfy debit balances in your various accounts. KCC reserves the right to redeem all Fund shares should the value of your Fund shares held in your account go below $500.00.

24. Option requirements as well as commodity requirements may be considered as debit balances for automatic redemption purposes. Short account available funds will be those in excess of $2,000 above the normal requirements of the account. Liquidations for the short account will be made only when the $2,000 reserve is used up. The liquidation will be sufficient to build the reserve back to a minimum of $2,000. This procedure is to eliminate the need for small liquidations at frequent intervals as the short is marked to the market. At any time, you may request liquidation of Fund shares from your account by notifying your Account Executive (minimum liquidation is $100.00).

25. Dividends will be declared each day on shares of the Fund owned by you and will be reinvested once each month in additional Fund shares unless requested by you to be paid out in cash. Under certain circumstances a monthly fee is charged on customer balances in the Fund. The fee will be equal to 0.15% per year or 12.5 cents per $1,000 per month for taxable funds; 0.075% or 6.25 cents per $1,000 per month for tax exempt funds. The fee will be deducted automatically from monthly income in the form of a 0.15% (15 basis points) reduction in yield for taxable funds; 0.075% (7 1/2 basis points) for tax exempt funds. The maximum annual fee for any account is $150.00. For tax exempt funds, the maximum annual fee is $75.00.

26. Your Customer Statement will detail transactions in the Fund, distributions of additional shares reflecting the current month's earnings and Redemption checks during the preceding month. This Statement will be provided at least quarterly. Neither the Fund nor KCC will send out confirmations on each occasion that shares of the Fund are either bought or redeemed through your account, but the Statement will describe the transactions in the Fund that took place during the preceding month. You understand that the Statement should be carefully reviewed by you.

27. You may terminate your money market fund account at any time by notifying KCC in writing, but you will remain responsible for any charges to your account whether arising before or after termination. You also understand that KCC may terminate your money market fund account at any time.


                          MARGIN AND OPTION ACCOUNTS

28. Margin in Margin Account

  You hereby agree to maintain such margins in your margin account as KCC may in its discretion require from time to time and you agree to pay forthwith on demand any debit balance owing with respect to any of your margin accounts. If there is a decline in the market value of your securities, KCC may require that you deposit additional collateral in order to maintain the margin in your account or accounts. Any failure by you to maintain any margin required by KCC or to pay any debit balance due shall be a breach of this Agreement and KCC may take such action as it considers necessary for its protection in accordance with this Agreement. Margin calls and related correspondence will generally be communicated by your Broker although KCC may, in its discretion, contact you directly with respect to such matters. Margin calls can be satisfied by the deposit of additional securities and/or cash. You will be charged interest on your debit balance at a rate that will be based on the broker call money rate then in effect which, if not paid at the close of an interest period, will be added to the opening balance for the next period. The actual formula to compute the amount of interest charged against your account from time to time is set forth in the "Truth in Lending" statement enclosed herein. The broker call money rate shall be based on published rates for call money lent to brokers on stock exchange collateral or broker call money rates as quoted by commercial banks, as determined by KCC. Margin interest shall be computed daily on the basis of your closing margin balance utilizing a 360-day year. The rate of interest to be charged may vary from time to time based on fluctuations in the broker call money rate charged to KCC, as well as the size of your debit balance and other factors (see paragraph 35). KCC reserves the right to change the rate of interest to be charged for margin transactions in your account without prior notice to you and you expressly waive any requirement of such prior notice.

29. Customer's Consent to Loan or Pledge of Securities

  You hereby agree that all securities and commodities or any other property now or hereafter held by KCC or carried by KCC for you (either individually or jointly with others), or deposited to secure the same may from time to time and without notice to you, be carried in KCC's general loans and may be pledged, repledged, hypothecated or re-hypothecated separately or in common with other securities and commodities or for any other property, for the sum due to KCC thereon or, subject to Applicable Laws, for a greater sum and without retaining in KCC's possession and control for delivery a like amount of similar securitiesw or commodities.

30. Acknowledgement of Receipt of OCC Disclosure Brochure

  By placing an order to buy or sell listed securities options that will be executed or cleared and settled through your KCC account, you represent to KCC that you have already received the OCC brochure
Characteristics and Risks of Standardized Options and you acknowledge that KCC is relying on this representation in accepting your options order for execution, settlement or clearing, as the case may be.

31. Position or Exercise Limits

  You agree that you will not, either acting alone or in concert with others, violate the position or exercise limits as promulgated from time to time by any exchanges on which transactions on your behalf are executed, (the "Exchange") and any applicable self-regulatory organizations.

32. Matters Beyond Control of KCC

  You acknowledge and understand that on certain trading days, trading may cease or be restricted by order of the Exchange or governmental body in one or more classes of options and that this may result in financial disadvantage or loss to you. You agree to hold KCC, its officers, directors, employees and agents, harmless from this or any other loss resulting from any acts made in accordance with the constitution, rules, interpretations and policies, customs, or regulations of the Exchange, the Options Clearing Corporation, the National Association of Securities Dealers, Inc. or any other governmental or self-regulatory organization exercising jurisdiction.

33. Exercise of Options

  You understand and agree to abide by KCC's requirements and time limitations as communicated to you by your Broker for accepting an exercise notice from you. KCC allocates exercise assignment notices among customer short options positions according to an impartial system of a manual or computer generated random assignment method.

                        TRUTH IN LENDING STATEMENT

We wish to inform you of the terms and conditions under which interest charges will be applied to your accounts with us.

34. You will be charged interest on any credit extended to or maintained for you by KCC for the purpose of purchasing, carrying, or trading in any securities, or otherwise.

35. The annual rate of interest charged on the net debit balance in your margin account will be based on the schedule as provided by your Broker.

The rate of interest applicable to your account is subject to change without prior notice when changes occur in the broker call money rate. The broker call money rate is based on published rates for call money lent brokers on stock exchange collateral or broker call money rates quoted by commercial banks, as determined by KCC. If your interest rate is to be increased for any other reason, you will be given at least forty-five (45) days prior written notice.

The rate of interest charged on the debit balance in your margin account may be based on a number of factors, including the size of your debit balance, the market value and quality of the securities in your account, the equity in your account, the amount of commission paid by you, and other business considerations.

36. Debit balances represent money loaned to you by KCC. When you purchase securities on margin you must pay the amount of money required by regulations of the Federal Reserve Board. The balance of the purchase price is loaned to you. This loaned portion creates the debit balance upon which interest is charged. Each additional purchase adds to your debit balance as do your interest charges and any other charge which may be assessed to your account.

37. Any credit or debit balance on the cash account will be combined with the balance in the margin account for the purpose of computing interest. Only one net entry for interest will appear in the margin account. Interest charges will be made on any extension of credit even if it is not directly related to purchases in your margin account. Examples of such extensions of credit would include but not be limited to prepayments to you for securities sold and late payments received from you on purchases in your cash account. Interest charged shall be determined by the rate applied to your margin account.

38. Interest is calculated daily based on your ending net daily debit balance which includes any credit and debit balances in your cash and margin accounts during the interest period. The interest charge is culculated by multiplying the ending net daily debit balance by the interest rate and dividing by 360. Your Statement will show the net daily balance and interest rate used to arrive at the amount of interest charged.

Any credit that appears on your Statement due to short sales (including short sales against the box) is offset by a debit of like amount because KCC has to borrow the security in order to deliver it to the buying broker. The credit generated by any short sales against the box does not reduce your debit balance for the purpose of computing interest until the short position is covered.

If any security you sold short (or sold short against the box) appreciated in market price over the selling price, interest may be charged on the appreciation in value. If the security you sold short depreciated in market price, the debit balance is correspondingly reduced by the decrease in value. This practice is known as "marking-to-the-market." Daily closing prices are used to determine any appreciation or depreciation of the security sold short.

                REQUEST FOR TAXPAYER IDENTIFICATION NUMBER

Instructions For Substitute Form W9

(Section references are to the Internal Revenue Code).

Purpose of Form

Complete this form and give it to the payer of interest, dividends and certain other payments (including broker and barter exchange transactions) so that you will not be subject to the 20% backup withholding that became effective January 1, 1984.

Use this form to report and certify your taxpayer identification number (TIN) to the payer, to certify that you are not subject to backup withholding because of under reporting interest and dividends on your tax return, and to claim exemption from backup withholding if you are an exempt payee.


If you do not complete this form properly and return it to the payer, the payer may be required to withhold 20% of payments made to you.

What is Backup Withholding

The interest and Dividend Tax Compliance Act of 1983 requires payers to withhold and pay to IRS 20% of payments of interest, dividends, and certain other payments under certain conditions. This is called "backup withholding." If you give the payer your correct TIN, certify your TIN when required, and report all your taxable interest and dividends on your tax return, your payments will not be subject to backup withholding.

Payments you receive will be subject to backup withholding if:

(1) You do not furnish your TIN to the payer,

or

(2) IRS notifies the payer that you furnished an incorrect TIN, or

(3) You are notified by IRS that you are subject to backup withholding because you failed to report all your interest and dividends on your tax return (for interest and dividend accounts only), or

(4) You fail to certify to the payer that you are not subject to backup withholding under (3) above (for interest and dividend accounts opened after 1983 only), or

(5) You fail to certify your TIN. This applies only to interest, dividend, broker or barter exchange accounts opened after 1983, or broker accounts considered inactive in 1983. For other payments, you are subject to backup withholding only if (1) or (2) above applies.

How to Obtain a TIN

If you do not have a TIN, you should apply for one immediately. To apply for the number obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at your local office of the Social Security Administration or the Internal Revenue Service. Complete and file the appropriate form according to its instructions.

If you do not have a TIN, write "Applied For" in the space for the TIN, sign and date the form, and give it to the payer. You will then have 60 days to obtain a TIN and furnish it to the payer. During the 60-day period, the payments you receive will not be subject to the 20% backup withholding. However, if the payer does not receive your TIN from you within 60 days, backup withholding will begin and continue until you furnish your TIN to the payer.

Note: Writing "Applied For" on the form means that you have already applied for a TIN, OR that you intend to apply for one in the near future.

As soon as you receive your TIN, complete another Form W-9, include your new TIN, sign and date the form, and give it to the payer.


                                 CASH ACCOUNTS

SECTION 1 (SIGNATURE REQUIRED)

I have read the preceding Agreement (as denoted in paragraphs 1-21) and understand and agree that my account with KCC will be governed by the provisions of this Agreement. By signing this Agreement, I acknowledge that I have received a copy of this Agreement.

In addition to the foregoing, I have read the provisional sections (as denoted in paragraphs 22-27) and understand and agree that my account with KCC will be governed by the provisions of this Agreement. I also have selected the following money market mutual fund (a no-load invesment of free credit balances over $1,000 in my account).



   CEF Money Market Portfolio      CEF Government Securities Portfolio
- ---                             ---

   CEF Tax Exempt Portfolio        CEF Tax Exempt California Money Market Fund
- ---                             ---

   NO Money Market Fund
- ---

                                         286 BRIDGE ST. INC.
- -------------------------------------    --------------------------------------
Print Name                               Print Name

                                         /s/ Barry Florescue
- -------------------------------------    --------------------------------------
Signature (if Joint Account both         Signature
parties must sign)


                              SUBSTITUTE FORM W9

SECTION 2 (SIGNATURE REQUIRED)

Certification Under penalties of perjury, I certify that:

  1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me), and

  2) I am not subject to backup witholding either because I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding. If this paragraph (2) is not correct, please cross it out.

Social security number            286 BRIDGE ST. INC.
                                  ----------------------------------------------
/ / / /-/ / /-/ / / / /           Name Assoicated with the number indicated

            OR:

Employer identification number    /s/ Barry Florescue                   8/8/94
                                  --------------------------------    ----------
/5/8/-/1/8/1/-/2/3/5/5/           Signature                             Date


                          MARGIN AND OPTION ACCOUNTS

SECTION 3 (SIGN IF APPLICABLE)

In addition to the foregoing, I have read the provisional sections (as denoted in paragraphs 28-38) that pertain to margin and option accounts and I understand and agree that my activities in these areas at KCC will be governed by these provisions. BY SIGNING THIS AGREEMENT I ACKNOWLEDGE THAT MY SECURITIES AND PROPERTY, IN ACCORDANCE WITH PARAGRAPH 29, MAY BE LOANED SEPARATELY OR TOGETHER, WITH THE SECURITIES OR PROPERTY OF OTHERS, EITHER TO KCC OR OTHERS.


                                         286 BRIDGE ST. INC.
- -------------------------------------    --------------------------------------
Print Name                               Print Name

                                         /s/ Barry Florescue
- -------------------------------------    --------------------------------------
Signature (if Joing Account both         Signature
parties must sign)


286 BRIDGE STREET INC                  48168890
701 S E SIXTH AVENUE                      RB01
SUITE 204                              4C
DELRAY BEACH FL       33483-5186




Accepted at KCC by:                                              Date:
                     --------------------------------------------      ------